UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2023

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2023, Esperion Therapeutics, Inc. (the “Company”) entered into a Controlled Equity OfferingSM Sales Agreement (the “2023 Sales Agreement”) with Cantor Fitzgerald & Co. (the “Agent”), pursuant to which the Company may sell, from time to time, at its option, up to an aggregate of $70,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Shares”), through the Agent, as the Company’s sales agent (the “ATM Offering”).

Any Shares to be offered and sold under the 2023 Sales Agreement will be issued and sold (i) by methods deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or in negotiated transactions, if authorized by the Company and (ii) pursuant to a registration statement on Form S-3 (File No. 333-264303) filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 15, 2022, as declared effective on April 26, 2022 (the “Registration Statement”) for an offering of up to $400,000,000 of various securities, including shares of the Company’s common stock, preferred stock, debt securities, warrants and/or units for sale to the public in one or more public offerings. On February 21, 2023, the Company will file a prospectus supplement with the SEC in connection with the offer and sale of the Shares pursuant to the 2023 Sales Agreement. The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares pursuant to the ATM Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Subject to the terms of the 2023 Sales Agreement, the Agent will use reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will issue any Shares pursuant to the 2023 Sales Agreement. The Company will pay the Agents a commission of 3.0% of the gross proceeds from the sale of the Shares, if any. The Company has also agreed to provide the Agents with customary indemnification rights.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the 2023 Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2023 Sales Agreement, which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on August 3, 2021, the Company entered into an Open Market Sale Agreement (the “2021 Sales Agreement”) with Jefferies LLC (“Jefferies”), as sales agent, to sell, at its option, shares of the Company’s common stock, $0.001 par value per share (the “2021 Shares”), having aggregate gross sales proceeds of up to $250,000,000, from time to time, through Jefferies, as the Company’s sales agent (the “2021 ATM Program”).

In connection with the Company’s entry into the 2023 Sales Agreement, the Company terminated the 2021 Sales Agreement, effective as of February 21, 2023, pursuant to Section 7(b)(i) thereof. The Company is not subject to any termination penalties related to the termination of the 2021 Sales Agreement. Prior to termination, approximately $145.8 million of the 2021 Shares remained available for sale pursuant to the 2021 Sales Agreement. As a result of the termination of the 2021 Sales Agreement, the Company will not offer or sell any additional shares under the 2021 ATM Program.

A copy of the 2021 Sales Agreement was filed as Exhibit 1.2 to the Registration Statement. The description of the 2021 Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the 2021 Sales Agreement filed as Exhibit 1.2 to the Registration Statement

Item 2.02. Results of Operations and Financial Condition.

On February 21, 2023, Esperion Therapeutics, Inc. issued a press release announcing its financial results for the three months and year ended December 31, 2022 (the “Press Release”). A copy of the Press Release is furnished herewith as Exhibit 99.1.

The information set forth under Item 2.02 and in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Controlled Equity OfferingSM Sales Agreement, by and between Esperion Therapeutics, Inc. and Cantor Fitzgerald & Co., dated February 21, 2023

5.1	Legal Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated February 21, 2023.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2023	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer